Exhibit 99.6

American Rebel Light Beer Expands into Western North Carolina with Budweiser of Asheville, Inc.

Strategic Partnership Strengthens Distribution in 13 States

American Rebel Light Beer Continues to Execute Growth Plan with Established Regional Beverage Distribution Leaders like Budweiser of Ashville, Inc.

NASHVILLE, TN, Aug. 20, 2025 (GLOBE NEWSWIRE) — American Rebel Holdings, Inc. (NASDAQ: AREB), ( www.americanrebel.com ) the company behind American Rebel Light Beer ( www.americanrebelbeer.com ), today announced a new distribution partnership with Budweiser of Asheville, Inc .. This agreement expands American Rebel Light Beer’s presence into Western North Carolina, a region known for its strong beer culture and community connection. The partnership reflects American Rebel Beverages ongoing strategy to align with established distributors who share their commitment to quality, authenticity, and growth.

American Rebel announces the addition of a premier distribution partner: Bud of Asheville, recognized for its legacy of excellence and strong community engagement .

For nearly six decades, Budweiser of Asheville, Inc. has been a pillar of Western North Carolina’s beverage landscape. Founded in 1967 and independently owned by the Wood family since 1985, this Anheuser-Busch wholesaler has grown into a regional powerhouse. Budweiser of Asheville, Inc. distributes to a 12-county area that includes Asheville, Hendersonville, and Waynesville. With a reputation for unparalleled service and deep market knowledge, Budweiser of Asheville, Inc. has earned its place as a trusted partner to some of the world’s most iconic beverage brands.

While its portfolio is anchored by Anheuser-Busch giants like Budweiser and Michelob, Budweiser of Asheville, Inc. has also evolved to embrace local craft beers, which now account for a meaningful portion of its business. This includes beloved North Carolina names like Asheville Brewing Co., Green Man Brewing, Nantahala Brewing Co., and Bold Rock Hard Cider.

Budweiser of Asheville’s commitment to the community is as strong as its distribution network. Budweiser of Ashville, Inc. has fostered deep ties through local engagement and support for the region’s vibrant craft beer culture and outdoor lifestyle. Its hands-on approach, built through decades of relationships with retailers, restaurants, and bars, makes it an ideal partner for American Rebel Light Beer. The distributor’s extensive network ensures placement in high-traffic retail environments, including independent retailers, chain grocery stores, and local taprooms. Budweiser of Asheville, Inc. is a strong, mid-market, independent wholesaler with approximately 100–130 employees.

Todd Porter, President of American Rebel Beverage, commented:

“American Rebel is getting the top distributors of our choice, and we are overwhelmed with the response. Getting the right distribution partners, like Budweiser of Ashville, Inc. is key to a successful beverage launch, and American Rebel is the right beer at the right time. Our ‘better for you’ ingredients and the brand’s authenticity make this an easy decision for partners who value quality. The pace of these distribution announcements is increasing, which should lead to better-than-expected account growth for the remainder of the year and throughout 2026. It’s truly an exciting time to be at American Rebel.”

American Rebel’s Growing Distribution Network

American Rebel Light Beer continues to expand its reach nationwide. Since its launch in September 2024, the brand has rolled out in 13 states (with more on the way): Tennessee, Connecticut, Kansas, Kentucky, Ohio, Iowa, Missouri, North Carolina, Florida, Indiana, Virginia, Mississippi, Minnesota, and now Western North Carolina through Budweiser of Asheville, Inc. Each partnership reflects American Rebel’s deliberate strategy to align with distributors who share its vision of quality, authenticity, and patriotism.

Andy Ross, CEO of American Rebel Holdings, Inc., added:

“We’re more than a beer—we’re a symbol of American heritage and pride. As one of the fastest-growing beverage brands in the nation, we proudly showcase our patriotic spirit right on the can. It’s a call to action: stand tall, speak proudly, and celebrate the values that unite us.

Our partnership with Budweiser of Asheville, Inc. reflects our commitment to precision execution and strategic alignment. Rebel Light Beer is choosing partners who amplify our vision and deliver real results. This is just the beginning of our rise to becoming America’s next iconic beverage brand. Rebel Up America!”

About American Rebel Light Beer

American Rebel Light is more than just a beer – it’s a celebration of freedom, passion, and quality. Brewed with care and precision, our light beer delivers a refreshing taste that’s perfect for every occasion. American Rebel Light Beer is America’s fastest-growing patriotic light beer brand. Launched in September 2024, the brand is crafted with “better for you” ingredients and a message of pride, authenticity, and independence. With a growing network of top-tier distributors and availability in 14 states, American Rebel is expanding rapidly as it works toward becoming one of the country’s next iconic beverage brands.

Rebel Light is a Premium Domestic Light Lager Beer – all-natural, crisp, clean and bold with a lighter feel. At approximately 100 calories, 3.2 carbohydrates, and 4.3% alcoholic content per 12 oz serving, it delivers a lighter option for those who love great beer but prefer a more balanced lifestyle. It’s brewed without added supplements and doesn’t contain corn, rice, or other sweeteners typically found in mass-produced beers.

For more information on American Rebel Light Beer, visit americanrebelbeer.com or follow @AmericanRebelBeer on social media.

About American Rebel Holdings, Inc. (NASDAQ: AREB)

American Rebel - America’s Patriotic Brand ( www.americanrebel.com ) began as a designer and marketer of branded safes and personal security products and has since grown into a diversified patriotic lifestyle company with offerings in beer, branded safes, apparel, and accessories. With the launch of American Rebel Light Beer, the company has entered the beverage market to overwhelming success.

Learn more at American Rebel Beer

Watch the American Rebel Story as told by our CEO Andy Ross: The American Rebel Story

Media Inquiries

Matt Sheldon

Matt@Precisionpr.co

917-280-7329

Distribution Opportunities

Todd Porter

President, American Rebel Beverage

tporter@americanrebelbeer.com

Investor Relations

ir@americanrebel.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc. (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts,” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of our continued sponsorship of high profile events, success and availability of the promotional activities, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Report on Form 10-Q for the three months ended June 30, 2025. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.